Standard Gold Corp.

Rocky Mountain Minerals Corp.

897 Quail Run Drive. Grand Junction CO 81505

June 21, 2016

Mr. Arden Larson

2512 Hayes Drive

Grand Junction, CO 81505

Re:	June 11, 2012 Option Agreement as amended
May 6, 2015

Dear Arden:

With respect to our phone discussion on June 14, 2016, this letter confirms termination of the subject Option Agreement ("Agreement") effective June 14,2016. Bullfrog Gold Corp. agrees to issue you as soon as practical 270,000 shares of common shares of BFGC that are restricted pursuant to SEC rule 144. Such shares are issued as full and final payment of any and all past and future obligations under the Agreement as amended.

Although all data has been transferred to you during the term of the Agreement, let us know if there is anything else that you may be aware that we may have concerning the Project and the Agreement.

Last August we agreed to file claim maintenance on 72 unpatented claims, of which 52 were claims staked by Standard Gold in its own name and 20 were part of the original 64 claims in the June 11,2012 Agreement. Attached is a Quitclaim Deed for the 52 claims.

With best wishes to your future endeavors,

Standard Gold Corp.

Rocky Mountain Minerals Corp.

/s/ David Beling

David Beling

President

Agreed and accepted by:	/s/ Arden Larson
Arden Larson, Optionor